Exhibit 99.1

First Albany Annual Growth Conference

Bill Plavonic, First Albany: —	The management team of OrthoLogic. OrthoLogic is one of the few biotech companies in the market with a focus on orthopedics, and hence the reason for my coverage of it rather than our biotech analyst. The company is currently in a phase 3 trials for its new peptide Chrysalin for the fracture of bones. In addition the company is undergoing clinical trials in other orthopedic and non-orthopedic areas including spinal fusion and wound healing. With preliminary data from its Phase three clinical trial expected sometime next year, we expect interest in OrthoLogic to continue to increase. With us today are Tom Trotter, president and CEO, and Dr. Jim Ryaby, senior vice president and chief technology officer. Tom.

Tom Trotter:	Thank you, Bill, and welcome. Appreciate your attendance here today. OrthoLogic is a publicly traded company. We’re based in Tempe, Arizona, and we’re traded on the NASDAQ, ticker symbol OLGC. Before I get started this morning, I need to read a short statement. Statements in this presentation regarding OrthoLogic’s business that are not historical facts are forward looking statements. These forward looking statements are not guarantees of performance. Actual results might differ materially. Factors that could cause actual results to differ materially from those in the forward looking statements are described under the risk factors in our 10K and other reports filed with the Securities & Exchange Commission.

OrthoLogic has a series of goals, which are really focused on developing cost-effective therapies that accelerate the body’s own healing cascade and mechanisms in healing. We’re not into building metal parts and putting them in the body. We’re into taking your body’s natural healing mechanisms, and having them regenerate soft tissue

First Albany Annual Growth Conference

and bone. These therapies can potentially minimize co-morbidity as well as improve patient compliance and outcomes.

We’re on the regeneration side of the medical spectrum, looking to combine innovations in biotechnology with material sciences and tissue biology. We think we’re very well positioned in this area with our Chrysalin product platform. It’s an extensive platform based on a unique synthetic peptide technology. And we have product candidates which have completed both extensive preclinical trials as well as several human clinical trials. And in a moment my colleague, Dr. Ryaby, will be providing you that data.

Chrysalin was developed by Dr. Darrell Carney, at a company called Chrysalis Biotechnology, Inc., a venture startup in Galveston, Texas. Dr. Carney made a very unique discovery some years ago that all cells had thrombin receptors. And he was curious as to why that was the case when everyone previously thought all thrombin did was form clots in the body. And through a series of experiments was able to determine that thrombin did more than that, in fact, it was one of the earliest activators of the healing process in soft tissue and bone. He was able to isolate on the thrombin molecule that fragment which was responsible for that. He synthesized it into a peptide and patented it. And that in fact is what Chrysalin is, it’s a fragment of the thrombin molecule, synthetically produced. This is a key part of the technology. It is not recombinant DNA technology. It’s a synthetic peptide and hence has a very low potential manufacturing cost, which could be very important in the commercialization phase of our program.

First Albany Annual Growth Conference

We’re looking at a broad range of potential product candidates, both in orthopedics and in non-orthopedic areas. In orthopedics we’re in fracture repair, spine fusion and articular cartilage defect repair, where we have actually completed preclinical and some significant clinical work. We are also performing preclinical work in ligament and tendon repair. Beyond that, we acquired this year Chrysalis Biotechnology, and in doing so picked up the rest of the potential medical indications for Chrysalin, including wound healing, cardiovascular and dental indications.

Just wanted to highlight a couple for you this morning. Where our lead product candidates are. Our first is an injectable drug to accelerate fracture healing. There is no drug today in the world that can accelerate the healing of a fracture. This has potential first to market status, and it is a very large market opportunity. Approximately 100 million fractures occur annually worldwide. Approximately 30 million in the United States, Europe and Japan, 6 million alone in the United States, we estimate with a potential average selling price in the $300-$500 range for this single injection therapy, we could have a $2 billion plus market opportunity in the U.S. alone.

Our second lead product candidate is a topical treatment for diabetic ulcers, specifically diabetic foot ulcers. This is a very large critical unmet need today, and we believe that an average selling price tied to a treatment regimen comparable to the one product on the market today, Regranex, it’s certainly more than a $2 billion market opportunity in the U.S. alone, and we have some significant data from

First Albany Annual Growth Conference

our phase one-phase two clinical trial, human clinical trial in this area which Jim will be detailing for you.

If we combine these market opportunities, we believe this platform is extensive, and it could estimate $15-18 billion in worldwide market opportunity across all of these indications over time. So today OrthoLogic is a drug development company. We’re focused in a wide range of medical applications. We have a broad product platform. And while it’s based on a single technology, that technology has multiple potential product candidates.

We’re well financed. We have over $100 million in cash and investments on our balance sheet, and we have no debt. Our projected burn rate for this year is around $20 million, and that will leave us with net $100 million or more at the end of this year. Next year we’ve given financial guidance. Our estimate is going to be in the $30-35 million range. We hope that by the end of next year, as Jim will be showing you in a minute, we will have data from our pivotal Phase three trial for acceleration of fracture repair. That should keep us on track for a potential NDA filing for our first indication for fracture in two years, by the end of 2006.

With that, I’ll bring up Dr. Ryaby, who is our chief technology officer. Jim.

Dr. Jim Riaby:	Thanks, Tom, and thanks to all of you for attending today. Really what Tom talked about is this molecule depicted actually in yellow. This is the 23 amino acid peptide Chrysalin. So when you think about this,

First Albany Annual Growth Conference

really what Chrysalin is the receptor binding domain of the thrombin molecule, so you can activate these cellular thrombin receptors without in fact having the proteolytic activity associated with thrombin. You can get all of those pro-stimulatory effects in terms of the initiation of the healing process without in fact driving more clot formation, or have any safety issues by having clot formation where you wouldn’t want it to happen.

So as Tom said, we have an extensive IP position in terms of patented technology both for the basic peptides as well as for applications of the peptide and formulation of the peptide. And again, as Tom said, this is a molecule that in many different preclinical animal models accelerates the normal cascade of healing events.

There are two kinds of animal models that we’ve looked at. We looked at various bone models. We looked at bone models which are just fracture models, for example, that provided the preclinical basis for moving forward into the human clinical trials. But we’ve also looked at challenging bone models, like segmental defect models, where you attempt to regenerate large segments of bone. And we’ve actually published on this.

We’ve also done work in spine fusion models where we’ve asked whether or not we can take the Chrysalin peptide and add it to something like allograft, and actually get a favorable spine fusion. We presented on this, or I should say, Dr. Joe Lane from the Hospital for Special Surgery here in New York, presented on this at the North American spine meeting last month in Chicago.

First Albany Annual Growth Conference

We’ve also presented a lot on cartilage defect model work, where basically we’re looking at models that mimic those traumatic articular cartilage defects due to injury. In fact, if you formulate the peptide in a sustained release formulation, using PLG, or poly-lactic glycolic acid microspheres, you can heal these defects pretty well. This repair is a long-standing repair, at least in these animal models. This is something that we’d like to explore further in 2005, hopefully in the human clinical trials.

In wound healing, the group in Galveston, or OrthoLogic Galveston now, have looked both in normal wounds and in diabetic wound models in animals. We have seen acceleration of healing in both normal wounds, and long-standing diabetic wounds. I’m going to show you the human clinical data in a minute.

The last area that we’ll just touch on is the cardiovascular area, because the peptide has shown the ability to actually be an anti-restinotic. I think the most interesting thing about the peptide is if you create ischemic areas of the heart in both pig models and rabbit models, we can actually see myocardial revascularization induced by this peptide. It does require, at the present time, direct injection of a peptide into the ischemic cardiac tissue, so certainly more preclinical work needs to be done there. But it is certainly another promising potential area, and I want to just say that many of the effects in bone, in spine fusion and in cardiovascular really are predicated on one mechanistic aspect of the peptide, which is that the peptide does induce angiogenesis, and effects on angiogenesis are observed in many different models.

First Albany Annual Growth Conference

In cartilage defect repair, I think why we’re excited, is if you make these large full thickness defects where you actually go into the subchondral bone—this is a rabbit knee joint—what you see if you just put PLG microspheres alone in this defect site is no regrowth of subchondral bone. You see a poor disorganized cartilage formation. If you look, for example, this is 50 micrograms of the peptide total in the same microspheres, we see complete regeneration or reconstitution of the subchondral bone, really nice cartilage repair even with some cascading chondrocytes. It’s not perfect repair, but it’s certainly showing the potential to stimulate and histologically this is about 75 to 80 percent repair according to the O’Driscoll score developed at the Mayo Clinic.

In rabbit spine fusion, what we see is adding microspheres for example to allograft, we can see a stimulation of bone formation. A score of four in this model is actually solid bony fusion between both transverse processes. What you see is actually a higher dose formulated again in PLG microspheres, which really shows a very nice stimulation of bone formation. Allograft alone, as many of you who follow the orthopedic literature you know that allograft alone is not a good autograft substitute or bone graft substitute as a stand-alone technique. Certainly, adding Chrysalin to allograft certainly does show a nice stimulation of bone formation.

That’s a quick highlight of our preclinical work. I’m happy to answer any other questions in the question and answer period. What I’d like to do right now is move on to the clinical trial results.

First Albany Annual Growth Conference

As Tom said, we’ve done the work in fracture repair in humans, in spine fusion, and in diabetic ulcers. I’ll fill you in and update you on where we are in these clinical trials.

We conducted a Phase one-two clinical trial. The nice thing about utilizing this as an injectable peptide, is that there is no change in the viscosity. So you can really have a study where you randomize patients, and have a true double-blind placebo controlled clinical trial where no one knows what patient is getting what treatment.

This study was a prospective, randomized, double-blind, placebo controlled trial conducted under an IND. We had 90 patients at 7 centers here in the United States. We studied these types of distal radius fractures, which are unstable distal radius fractures, on one limb. I think everybody knows that the radius is the bone coming off your thumb, and this is what happens when you fall. This gives you an example of an extra-articular fracture studied in the Phase one-two trial. All patients in this study had closed reduction with either, a cast and K wires or external fixation with supplemental K wires. We randomized patients to the following treatment groups. We had two Chrysalin dosage groups, 10 and 100 micrograms as well as placebo saline. The important thing to remember is, since this is a receptor-mediated event that the peptide signals, all of our dose response studies show actually a U-shaped dose response. We thought that the 10 microgram dose in fact was going to be the effective dose. In this study we agreed with the FDA to treat patients with 10 times what we thought would be the effective dose. The important thing to think

First Albany Annual Growth Conference

about is that from a practical standpoint, this is just one single injection. It was a single percutaneous injection into the fracture site at the time of fracture reduction, which in this case was less than or equal to seven days post-injury.

Importantly, what did we see in some of the radiographs? If you look at a placebo at four weeks, this is the typical appearance of a distal radius fracture. This is what is called intra-focal pinning, where K wires are used to stabilize the fracture fragments. You can clearly see the fracture line here, the discontinuity in the cortical bone as well as clearly the disruption of trabecular bone across the fracture site. There is certainly progress to heal. In fact, in many of the 10 microgram group, these were extra-articular fractures, we saw very exuberant bone formation where literally you can see the large amount of trabecular bone bridging the fracture line. In this radiographic example, patient immobilization was removed at four weeks from the fracture.

If we look at the total patient population in the study, based on a blinded radiographic assessment by the investigator, we saw statistically significant difference in cortical bridging, actually at the 0.007 level, with the 10 microgram group in red compared to the placebo in blue. There was no statistically significant difference between the 100 microgram and the placebo in terms of this radiographic evaluation.

The Phase one studies are primarily safety studies. Importantly, we saw no adverse events related to Chrysalin, and there were also no

First Albany Annual Growth Conference

differences in adverse event rates amongst the different treatment groups. We certainly saw from a radiographic evaluation a preliminary indication of efficacy, and this trial allowed us to power the current Phase three trial, which I’ll describe to you next.

Currently we’re running a Phase three trial with the same patient population being targeted, distal radius fractures. The distal radius fracture population represents about the middle third of severity of distal radius fractures. These are not fractures that are simple enough where they can just be casted, but they are certainly not that badly fractured that you actually need to open them up surgically and put plates on. So this is about the middle third in terms of the severity scale.

In this study we have about 500 patients in 25-30 centers, again here in the U.S., same fracture population, and we have patients randomized to either 10 micrograms of the peptide or placebo control, with again a single injection at the time of fracture reduction. What we’ve done in this study is actually define a primary efficacy endpoint, which is time to immobilization removal.

The reason for this is that every new drug has to show clinical benefit to patients. What we know in orthopedics is the faster you get patients out of their immobilization, and into hand therapy, the faster you get return to function such as grip strength, range of motion, et cetera. This is what we hope to show in this trial. As we announced a few weeks ago on our conference call, more than three-quarters of the patients are enrolled in the study at the present time.

First Albany Annual Growth Conference

In evaluating the strategy moving forward, clearly one thing that the FDA likes to see is some human dose response data that really shows what the effective dose range of the peptide is. So along those lines we’ve made a decision that we’re running a second large fracture study, which is now underway. This study is a prospective, double blind, randomized, placebo controlled trial much like the current Phase three trial. This study will have 500 subjects and a larger number of centers, in fact, maybe even 50 centers here in the U.S. and in Canada. Again, same distal radius fracture population, and patients will be randomized to one of four doses you see here, one, three, ten, or thirty micrograms, and compared to placebo control, with the same primary efficacy endpoint which is time to mobilization removal.

That gives you an update of where we are on the fracture program at the present time. We are also in the follow-up period of a Phase one-two spine fusion study, which really should be viewed more like a pilot study. This study has 55 patients enrolled. This is a prospective, randomized, multi-center trial conducted under an IND. The important thing about this trial is that patients were randomized to get either in the posterolateral fusion site, autograft as the gold standard, or as I showed you in the rabbit data, the Chrysalin peptide added to commercially available allograft. There are two doses of Chrysalin peptide combined with allograft that you would get randomized to, or you would get randomized to autograft in this trial. We expect to have final results on 55 patients nominally around April to summer of next year when we’ll do the last patient follow-up. This is when we believe we will have data from this trial. Clearly the safety data from this trial

First Albany Annual Growth Conference

will be used in any FDA submission. I can also tell you that there have been no drug related adverse events in this clinical study.

The last thing I’m going to talk about before I turn it back over to Tom is where we are with the diabetic ulcer program. The group in Galveston did run a very nice study, this was a prospective, double blind, randomized, placebo controlled trial, again, conducted under an IND. There were 60 patients in this study at four centers. Different from the fracture indication, this was actually a twice-weekly topical application of either saline, one microgram, or ten micrograms of Chrysalin. Importantly at study entry, for those of you who follow the diabetic wound healing marketplace, all patients at study entry got deep wound debridement, and offloading, which is the standard of care for diabetic ulcers. Then twice a week they would come back and get whatever treatment they had been randomized to.

In the foot ulcer subpopulation, which comprised 35 patients in this study, if you look at saline, much like the Regranex trials that have been presented, or published actually, over the past few years, where Regranex is the PDGF-based therapeutic for diabetic ulcers developed by J&J and sold by J&J. You see about 4 of 13 in this trial in the saline group healed, and this is essentially what the group at J&J has showed, which is with good standard of care for diabetic ulcers, you get about a third of the patients healed in six months’ time. This happened to be a five-month trial. Interestingly, if you look at the one microgram of Chrysalin, or 10 micrograms of Chrysalin treatment, we actually saw 75 percent of the one microgram group heal, which would almost reached statistical significance. Actually 7 of the 10 microgram group

First Albany Annual Growth Conference

healed, which did in fact reach statistical significance. Very importantly, median time to wound closure -and that’s something different we’re talking about here, we’re talking about 100 percent wound closure- we actually reached that in the one microgram group and in the ten microgram group at 94 and 72 days, respectively. It’s certainly an indicator, even though preliminarily, of the potential to see a big effect in the diabetic ulcer population.

Importantly in this study, compared to the standard distal radius fracture patients this is a sicker patient population, or a patient population that has significantly more medical co-morbidities. Importantly, there were no drug-related adverse events in this trial, and again, this is multiple dosing with the peptide. We certainly saw in the overall patient population a strong trend for a dose-dependent effect on 20-week closure in all patients. The significant effects in the foot ulcer subpopulation, as I talked about, increased to 20 week closure overall. The median time to closure was cut in half, which was statistically significant. Very important for future clinical trials in terms of compliance, is an increased probability of 60-day closure from 25 percent to over 60 percent. Remember, what you need to do in these trials is really to encourage the patient, patients need to see that they’re actually progressing to heal in order to be compliant in a clinical trial like this.

Before I turn it back to Tom, a couple of conclusions. Certainly we didn’t talk about this today, but we could talk about the cell biology of the peptide. There is a well-understood mechanism of action by which this peptide stimulates tissue repair. It’s effective in all those animal

First Albany Annual Growth Conference

models that I quickly went over earlier. In animal studies there is an excellent safety profile. There is certainly a promising evolving preliminary safety profile in humans with several hundred patients treated to date, with no drug-related adverse events. In the two clinical trials I talked about today, the fracture trial as well as the diabetic ulcer trial, there is certainly promising preliminary clinical efficacy.

So with that I’m going to turn it back to Tom.

Tom Trotter:	Thank you, Jim. Just to summarize for you where we are then in our pipeline, the most advanced product candidate we have, our lead candidate, is for acceleration of fracture repair. That trial is currently in a Phase three pivotal trial. As Jim mentioned we also have a dosing study underway. We expect completion of the Phase three clinical trial and the follow-up period over the next 12 months. The data from that trial would be expected at this time to be available before the end of next year. That would keep us on track for our stated goal of a potential NDA filing for the first Chrysalin indication by the end of 2006.

We also have, as Jim mentioned, completed a Phase one-two trial in spine fusion. That trial is finishing up follow-up, and we expect to have data from that trial next summer. We also completed a number of pre-clinical trials in cartilage defect repair, and believe that we are in line potentially to have a human clinical trial begin for that indication early next year. Significant to note, the FDA has never approved a product, drug product, specifically indicated for cartilage defect repair.

First Albany Annual Growth Conference

Ligament and tendon repairs, we mentioned, is still in preclinical work. We look at the non-orthopedic indications. We’ve had a successful Phase one-two in diabetic ulcers. This is a critical unmet need for the FDA. It’s a very serious medical problem. Our data, as Jim showed, was very encouraging. We are currently working on a gel formulation of that potential product and hope to get back into a significant clinical trial with it in 2006.

Dental repair, wound healing repair, and myocardial revascularization, the cardiovascular potential, are all still in preclinical development.

So if you look at our projected milestones, we intend to complete patient enrollment and follow-up period and have data from the Phase three pivotal trial on fracture repair by the end of next year. We expect to complete the follow-up and have data from the Phase one-two spinal fusion trial next summer. And we are encouraged to believe we will have an IND effective for cartilage defect repair pilot study to start next year as well.

So then to conclude here with the theory of the case, we have a diversified product candidate pipeline addressing very large market opportunities. We have first-to-market potential status, with acceleration of fracture repair, and certainly a very promising candidate coming in diabetic ulcer indication, and some preliminary positive news on spine fusion.

We have an experienced management team, a strong cash position, and the IP position surrounding this technology is very good. With that we

First Albany Annual Growth Conference

will conclude, and thank you very much for your time and attention. We will now move to questions if there are any. Yes, sir.

Question:	[unintelligible]

Tom Trotter:	I’ll have Jim come up and address that. The preclinical studies we had done indicated to us -and there were a lot of those studies, more than 2,000 animals tested- that 10 micrograms would be the effective dose of Chrysalin. And going to 100 micrograms, as Jim mentioned, we agreed with the FDA to try a dose ten times larger than what we believed to be the effective dose, because in a Phase one-two trial you’re primarily looking at safety. And the good news was, we had no adverse events with either of those groups attributable to Chrysalin. In terms of the 100 microgram not being statistically significant compared to the placebo, whereas the 10 microgram was, it’s what’s called an inverse dose response curve, and you frequently see this with peptides. Jim can now step up here and Jim can answer that part.

Jim Ryaby:	Basically in any peptide or any receptor-mediated drug interaction, typically you see what’s called a U-shaped dose response curve. So you reach some optimal dose of a drug, and then actually what happens, as you go too high a concentration, the receptors either desensitize -they either literally uncouple and stop signaling- or they actually down regulate. We’ve seen this in several of the animal wound healing models, this U-shaped dose response curve. We see this in the bone fracture, the rat model that we’ve been studying with the peptide for six years now. In fact we have a paper coming out in Journal of Orthopedic Research maybe in the next month that shows this U-

First Albany Annual Growth Conference

shaped dose response curve. And we’ve seen this in the cardiovascular studies as well as the cellular studies. So that’s really why I made the statement based on our work we believe that 10 microgram would be close to the optimal dose response level to get the desired effect. We believe it’s because you can induce this receptor to down regulate at too high a concentration of the peptide. Other questions? Yes, sir.

Question:	[unintelligible]

Tom Trotter:	The question is -I’m doing this since it’s webcast- the question is regarding the time that would be patent protected on this product, assuming it was launched in the time frame and fracture repair that we had previously indicated. The U.S. patent for Chrysalin, the composition patent, expires in 2011. If we are successful getting an NDA approved prior to 2011, we either would get an automatic five-year extension on that, due to the regulatory process delay. So you’re looking at 2016. The European patent expires in 2007. However, it’s very important to note that during the processing of the peptide for a commercial product, you get dimer formation from Chrysalin alone in saline, with dimer formation tending to decrease the effectiveness of the drug. You need to put stabilizers in place in that process in order to minimize the dimer formation, so that you will get the full effectiveness of the drug. This was discovered by CBI through a whole series of experiments. As such, they have now submitted both use patents and formulation patents, for all the known ways to stabilize the dimer formation in the peptide. Assuming those patents are granted -they’re pending now- they will be granted hopefully in some format,

First Albany Annual Growth Conference

we would potentially see patent protection into the 2025 time frame based on that.

So we believe we have surrounded the composition patents with significant formulation and use patents which will fully protect the technology well into the 2020 time frame. Yes, sir?

Question:	[unintelligible]

Tom Trotter:	Well, I’ll also ask Jim to contribute to this. We are testing it in distal radius simply because that model has the widest body of literature in terms of patient follow-up, in terms of outcome analysis. It’s the simplest model to use to prove effectiveness of the product. However, clearly we’d be looking potentially for fracture acceleration anywhere in the body, whether it was a hip fracture, femur, tibia, whatever. Now the good thing about drug development, as painful as it is from the process standpoint, as long as it takes, you generally get a broader label from the FDA for a drug than you do for a device. We’re not anticipating a label potentially that would be acceleration of fracture repair for distal radius fractures. We’re anticipating something that might be for example all upper extremity fractures. Then we can do in Phase four trials perhaps weight-bearing fractures, and maybe expand the labeling to all fractures anywhere in the body. So we envision it, certainly as an injectable, potentially down the road for all fractures anywhere in the body. Now if you’re talking about severe fractures where you’ve got compound fractures or gaps developing, nonunions, for example, and you’re going to use bone graft substitutes or autograft, or even perhaps bone morphogenetic protein, we’ve done

First Albany Annual Growth Conference

some work preclinically, which indicates that we can have a positive effect in those areas. But we have not done any human clinical trials in that work. Jim, do you have further things to add?

Jim Riaby:	Now, I still think that, Bob, it would be a large — these would be large clinical trials, even in Phase four obviously, in tibia fractures you’re talking about a few hundred patients. In terms of dosing, I think until we have the dosing information from the distal radius fracture study, it’s hard to really predict what dose or what dose range really you might have to go to for, say, larger bones or more complicated fractures as Tom said. I’m sorry, we’re out of time, but we thank you very much for your time and attention today.

[End of recorded material]